Exhibit 99.1


FOR IMMEDIATE RELEASE
Contact:
Felicia Vonella (for financial community)              Sandra Lee (for media)
TheStreet.com                                                   TheStreet.com
212-321-5202                                                    212-321-5493

        THESTREET.COM CUTS COSTS IN CONTINUED MARCH TO PROFITABILITY
             Reduces Staff by 20%, Plans to Close UK Operation,
                  Winds Down New York Times Joint Newsroom


NEW YORK, November 16, 2000 - TheStreet.com, Inc., (NASDAQ:TSCM), a leading provider of financial news and commentary, today announced the cost-cutting portion of its 2001 business plan - a plan designed to make the company cash flow positive by the second half of next year. Specifically, the company said it will reduce its workforce across the board by 20%, close its UK operation, and wind down its joint-venture newsroom with The New York Times by the end of this month.

"In today's environment, companies have two clear choices: chart a direct path to profitability or shut down," said Thomas J. Clarke, Chief Executive Officer. "We're in this for the long haul. And to go the distance, we must operate at peak efficiency while continually exploring ways to grow top-line revenue.

"Today we are announcing the cost-cutting measures that we believe will solidify our financial foundation," Clarke continued. "Before the end of the quarter, we will present the other half of the equation: our vision for growing revenues in 2001 and beyond. With our strong balance sheet, cash position and public currency, we are confident in our ability to be a consolidator - and winner - in our space."

In its US operations, TheStreet.com has reduced its headcount by 20% -- or approximately 40 full-time employees -- across all locations. This layoff is company-wide in order to mitigate the impact on any specific department, and to ensure the company's ability to continue to produce a top-quality editorial product.

"We remain deeply committed to high quality journalism," said David Kansas, Editor-in-Chief at TheStreet.com. "We have made tough choices that we expect will make our business stronger - while not straying from our mission to educate and inform our readers. We will continue to provide insight that can't be found anywhere else, online or offline."

The company also plans to shut down its UK operation - TheStreet.co.uk - which was going to run out of money by December 31, 2000. TheStreet.com owns 63% of the UK company, which has accounted for almost $9 million of TheStreet.com's consolidated net losses for the nine months ended September 30, 2000. Neither TheStreet.com nor any of the UK investors was prepared to provide the additional funding required to get the UK company to profitability a few years from now.

TheStreet.com has reached agreement with the UK investors today pursuant to which TheStreet.com will purchase the 2,550,000 shares held by them for an aggregate consideration of $3 million in cash and 1,250,000 shares of TheStreet.com's common stock. In connection with this transaction, the Investment Agreement, dated September 11, 1999, among TheStreet.com and the UK investors, will be terminated. This Investment Agreement contains, among other things, a provision pursuant to which, in the event of a change in control of TheStreet.com, the UK investors had the right to require the TheStreet.com to purchase their shares in the UK company for an aggregate consideration of $34 million, increasing to $42 million after September 11, 2001. This right, with certain exceptions, would have remained in effect indefinitely. It is estimated that TheStreet.com will incur a one-time discontinued operations charge of between $6 million and $8.5 million.

"In light of the circumstances, and our focus on getting to profitability as soon as possible, it made sense for us to spend some money now to save a lot more later," said Clarke.

"It is never easy to shut down a company, especially a fledgling one like TheStreet.co.uk. We applaud what was accomplished there by the entire UK team. The site was growing but, with projected future losses at an estimated $16 million, it couldn't grow fast enough to meet our profitability timetable. While our investment in the company never took the form of cash, at this point in our lifecycle we chose not to carry any company or division that slows our march to profitability. It was a tough decision, but the economics just weren't working to our advantage."

TheStreet.com also said it reached a mutual agreement with New York Times Digital to cease operations of the joint newsroom by the end of the month. The joint venture was established 18 months ago to expand the financial news coverage of both TheStreet.com and NYTimes.com. The New York Times Company owns a 5.7% minority interest in TheStreet.com.

"We learned a lot from each other during these past 18 months," Kansas said. "The joint newsroom produced good journalism. We're now both comfortable with our abilities to move forward independently."

"In summary," Clarke said, "these moves will strengthen our ability to attain profitability, while enhancing shareholder value. Our combination subscription/advertising model - which generates multiple revenue streams - puts us in a strong position. And our $90 million in cash at the end of the third quarter provides us with both operating strength and consolidation opportunities - points we'll leverage in the revenue-generating side of this plan we will unveil later this quarter."

TheStreet.com's Chairman of the Board Fred Wilson said: "Tom Clarke and his management team have a keen understanding of what it takes to survive - and ultimately win - in this tough market. We fully support their plan to become cash flow positive by the second half of next year, and with their strong balance sheet and leaner operating structure, we are confident in their ability to get there."

TheStreet.com will conduct a conference call today, November 16, at 12:00 p.m. ET to discuss the information contained in this release. Please call 1-800-711-5301 five minutes before the call. For the financial community, the code is S400. For the media, the code is M300. The Company welcomes all, including international participants, to listen to the Web cast of its call at:

http://www.thestreet.com/tsc/ir/conferencecalls.html


ABOUT THESTREET.COM

TheStreet.com, Inc. (NASDAQ:TSCM) is a leading provider of original, timely, comprehensive and trustworthy financial news and commentary - through its network of free and subscription-based Web sites, and through conferences, books, and wireless and broadband initiatives. TheStreet.com Network includes the free TheStreet.com site for individual investors of all experience levels, and three subscription-based satellite sites:
RealMoney.com for active investors; ipoPros.com for IPO investors; and TheStreetPros.com for investment professionals. TheStreet.com brand is built on its best-in-class editorial team of experienced financial journalists based in New York City and San Francisco, and commentators throughout Europe and Asia.

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings) which could cause actual results to differ.
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